                              EMPLOYMENT AGREEMENT

          AGREEMENT dated as of November 1, 2004 by and between Sparta
Commercial Services, Inc., a Nevada corporation with an address at P.O. Box 60,
New York, New York 10156 (the "Company") and Richard P. Trotter ("Executive")
with an address at 598 North Heatherstone Drive, Orange, CA 92869.

          WHEREAS, the Company and Executive wish to enter into an agreement relating to the employment of Executive by the Company;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

          1. Term of Employment. Subject to the provisions of Section 8 of this
     Agreement and on the other terms and subject to the conditions set forth herein, Executive shall be employed by the Company for a period commencing on November 1, 2004 (the "Commencement Date") and ending on the first anniversary of the Commencement Date (the "Employment Term").
     Notwithstanding the preceding sentence, the Employment Term shall be automatically extended for an additional two-year period followed by a further two-year period, unless the Company or Executive provides the other party hereto 3 months prior written notice before the expiration of the
     Employment Term that the Employment Term shall not be so extended.
     "Employment Term" shall include any extension that becomes applicable pursuant to the preceding sentence.

          2. Position.

               (a) During the Employment Term, Executive shall serve as the
     Company's Chief Operations Officer. In such position, Executive shall have the powers, duties and responsibilities that are customary for such position in a corporation of the size, type and nature of the
     Company and shall perform such other duties as the Company's Board of
     Directors or Company's Chief Executive Officer ("CEO"), as the case may be, shall determine in their reasonable discretion. Executive shall report exclusively to the Company's CEO. Executive shall comply with all federal, state and local laws applicable to his duties and also shall comply with the rules and regulations of any
     self-regulatory organization (as such term is defined in Rule 3(a)(26)
     of the Securities Exchange Act of 1934, as amended) having jurisdiction over the Company.

               (b) During the Employment Term, Executive will devote his full business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO. Nothing contained herein shall preclude Executive from (i) serving on corporate, civic and charitable boards or committees and (ii) managing his personal investments; provided that none of the activities set forth in clauses (i) and (ii) interferes in any material respect with the performance of Executive's employment hereunder or

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     conflict in any material respect with the business of the Company. The
     Company and Executive acknowledge that Executive shall perform his duties hereunder primarily in the State of California. Executive further acknowledges that in allowing him to work primarily from the
     State of California, the Company is doing so as an accommodation to
     Executive and neither the Company nor Executive intends to construe such accommodation as in any way limiting or contravening the specific rights and duties of the parties contained in this Agreement

          3. Base Salary. During the Employment Term, the Company shall pay
     Executive a base salary (the "Base Salary") at the annual rate of $160,000 until May 1, 2005 at which point the Base Salary shall be increased to
     $200,000 per annum, payable in regular installments in accordance with the
     Company's usual payment practices. Executive shall be entitled to such annual increases in his Base Salary, if any, as may be determined in the sole discretion of the Company's Board of Directors or of the Compensation
     Committee thereof.

          4. Additional Compensation

          In addition to salary and other compensation specified in this agreement, Executive may from time to time, receive such additional compensation from the Company in such form or forms as may be determined by the Company's Board of Directors or the Compensation Committee thereof from time to time in order to more fully compensate Executive for the true value of his services to the Company.

          5. Equity Arrangements.

          (a) Executive shall be entitled to a grant (the "Grant") of shares of the Company's Common Stock, $.001 par value per share (the "Compensation
     Shares"), subject to stock splits. The number of shares constituting the
     Grant shall be 1,000,000 shares. Subject to Section 8, Executive's rights to such shares of stock shall vest as follows:

          (i) 20% the Compensation Shares on the Commencement Date;

          (ii) 20% the Compensation Shares on the first anniversary of the
Commencement Date;

          (iii) 20% the Compensation Shares on the second anniversary of the
Commencement Date

          (iv) 20% of the Compensation Shares on the third anniversary of the
Commencement Date;

          (v) 10% of the Compensation Shares on the fourth anniversary of the
Commencement Date; and

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          (v) 10% of the Compensation Shares on the fifth anniversary of the
     Commencement Date.

          (b) Following the termination of Executive's employment hereunder, if
     Executive determines to sell all or any portion of his vested Compensation
     Shares Executive shall first offer to sell such Shares to the Company by providing written notice to the Company setting forth the number of
     Compensation Shares to be sold. If the Company elects to purchase all of such Compensation Shares so offered the purchase price per share therefor shall equal 90% of the average daily bid price per share of the Company's
     Common Stock during the 7-trading day period following receipt by the
     Company of such notice. If the Company elects to purchase less than all of the Compensation Shares so offered, the purchase price per share shall be
     100% of the average daily bid price per share of the Company's Common Stock during the 7-trading day period following receipt by the Company of such notice. The Company shall notify Executive in writing of its decision whether to purchase any or all of the Compensation Shares so offered within three days of the end of such 7-trading day period. If the Company elects to purchase such Shares, the Company shall pay the full purchase price therefor within thirty (30) days of the Company's election to so purchase.
     If the Company does not so elect or fails to notify Executive of its election within the time specified herein, Executive shall be permitted to sell such Compensation Shares in the open market in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

          6. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits
     (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other employees of the Company. Executive shall be entitled to paid vacation of three (3) weeks during the first year of the Employment Term, and four (4) weeks during the remaining years of the
     Employment Term. Such vacation shall be taken at times consistent with the proper performance by the Executive of his duties and responsibilities and with the approval of the CEO. Vacation not taken in any calendar year shall carry forward to any future year.

          7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

          8. Termination. Notwithstanding any other provision of this Agreement:

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               (a) By the Company for Cause or By Executive Resignation without
     Good Reason.

                    (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive's resignation for any reason.

                    (ii) For purposes of this Agreement, "Cause" shall mean (A)
          the Executive's continued failure to substantially perform the duties of his position or breach of material terms of this
          Agreement, after notice (specifying the details of such alleged failure) and a reasonable opportunity to cure if such breach can be cured; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its
          subsidiaries or affiliates; (C) conviction or plea of nolo contendere to a felony or other crime of moral turpitude other than involving acts of negligence; or (D) willful failure to carry out the legitimate directives of the Company's Board of
          Directors or the CEO. No act or failure to act will be deemed
          "willful" (i) unless effected without a reasonable belief that such action or failure to act was in or not opposed to the
          Company's best interest; or (ii) if it results from any physical or mental incapacity.

                    (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns, Executive shall be entitled to receive (A) any accrued but unpaid Base Salary through the date of termination; (B) such compensation and Employee Benefits, if any, as to which Executive may be entitled under the employee compensation and benefit plans of the Company; (C) any
          reimbursable business expenses incurred; and (D) any accrued but unpaid Additional Compensation through the termination date.
          Following such termination of Executive's employment by the
          Company for Cause or resignation by Executive, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this
          Agreement, including without limitation the right to receive unvested Compensation Shares.

               (b) Disability, Death or Retirement.

                    (i) The Employment Term and Executive's employment hereunder shall terminate (A) upon his death; (B) if Executive becomes physically or mentally incapacitated for a period of indefinite duration and is therefore unable for a period of two (2)
          consecutive months or for an aggregate of three (3) months in any twelve (12) consecutive month period to perform his duties, (such incapacity is hereinafter referred to as "Disability"); and (C)
          upon his Retirement (as defined below). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

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          The determination of such third physician shall be binding upon the parties hereto. For purposes of this Agreement, "Retirement" shall mean Executive's voluntary resignation any time after attaining age 65
          (or at any earlier date with the permission of the Board).

                    (ii) Upon termination of Executive's employment hereunder
          for death, Disability or Retirement, Executive or his estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (B) a pro rata portion of any Additional
          Compensation that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the employment year that shall have elapsed through the date of Executive's termination of employment, payable when such Additional Compensation would have otherwise been payable had the Executive's employment not terminated, (C) the
          opportunity to exercise vested stock options and Executive's stock options scheduled to vest during the year following such termination (i) in the case of death or Disability, for six months following such termination or (ii) in the case of
          Retirement, for one year following such termination, (D) a pro rata portion of any long term incentive granted to the Executive and (E) such compensation and Employee Benefits, if any, as to which he may be entitled under the employee compensation and benefit plans and arrangements of the Company, (F) any
          reimbursable business expenses incurred; and (G) any accrued but unpaid Additional Compensation through the termination date.
          Following such termination of Executive's employment due to death, Disability or Retirement, except as set forth in this
          Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement,
          including without limitation the right to receive unvested
          Compensation Shares.

               (c) By the Company without Cause.

                    (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause at any time upon thirty (30) days prior written notice to Executive.

                    (ii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability),
          Executive shall be entitled to receive (A) any accrued but unpaid
          Base Salary through the date of termination payable in accordance with the Company's standard payroll policy, (B) unpaid Additional
          Compensation for the fiscal year prior to termination payable when such Additional Compensation would have been payable if
          Executive's employment had not terminated; (D) payment equal to the Severance in accordance with Section 9 hereof; (E) such vested compensation and Employee Benefits, if any, as to which
          Executive may be entitled under the employee compensation and benefit plans and arrangements of the Company; and (F) any reimbursable business expenses incurred through the termination date.

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               (d) Notice of Termination. Any purported termination of
     employment by the Company or by Executive (other than due to
     Executive's death or in accordance with the provisions of Section 1 hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this
     Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          9. Severance. Subject to the provisions of Section 8(c) of this
     Agreement, Executive shall earn additional "Severance" compensation based on Executive's base salary according to Executive's length of service with the Company. Executive shall earn one week of his base salary as of the date of termination for the first full year of service hereunder and thereafter two weeks for each succeeding year of service, up to an aggregate of four (4) months of such base salary. All Severance payments will be paid in accordance with the Company's regular payroll policy.

          10. Confidentiality. Executive will not at any time (whether during or after his employment with the Company), unless required by a court or administrative agency, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive further understands that any processes, formulae, methods of doing business, software or other programs or other developments
     (collectively "Developments") created by him for use by the Company during the Employment Term, whether or not developed during normal business hours or at Company facilities, shall be and remain the exclusive property of the
     Company and shall be deemed "works for hire", and Executive shall take all steps to ensure that title to the Developments shall be vested with the
     Company, including, without limitation, executing and delivering to the
     Company any and all assignments, applications and other documents that the
     Company may request in order to apply for and obtain patents, copyrights or other registrations with respect to any Development in the United States or elsewhere.

          11. Noncompetition.

          (a) During the term of Executive's employment with the Company and for a period of two (2) years after he ceases to be employed by the Company,
     Executive shall not engage directly or indirectly in competition with the
     Company or its Affiliates (as

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     such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) in the business of motorcycle leasing or finance. Competition shall include, without limitation, any role as a sponsor, consultant, employee, partner or stockholder which aids or abets any business to compete or prepare for competition with the Company or its Affiliates in any business in which any of them is engaged or planning to engage. In addition, during such two-year period, Executive shall not solicit any then current employee of the Company to engage in activities competitive with the business of the Company. Executive further acknowledges that the services to be performed by him under this Agreement are of a special, unique extraordinary and intellectual character, that the Company's business is national in scope and that its services are marketed throughout the United States and that the provisions of this Section 10 are reasonable and necessary to protect the Company's business. As such competitive activities in violation of this Section could cause irreparable injury to the Company and that such injury would be difficult or impossible to measure. Accordingly, the Company shall be entitled to an injunction and other equitable remedies for any violation without limiting the Company's rights to pursue monetary or other damages or remedies.

               (b) It is the intention of the parties to restrict Executive's activities during the Employment Term and the period of
      non-competition set forth in this Section 11 only to the extent necessary to protect the Company's legitimate business interests. To the extent that any covenant set forth in Section 10 hereof or this
      Section 11 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to the scope, time or geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Executive, and the covenant shall not be rendered invalid, but instead shall be deemed automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company or any party seeking enforcement the maximum protection and restrictions on
      Executive's activities permitted by applicable law in such circumstances. Executive will, while the covenants under this
      Agreement are in effect, give notice to the Company within ten (10)
      days after accepting any other employment of the identity of
      Executive's new employer. The Company may notify such employer that
      Executive is bound by this Agreement and, at the Company's discretion, furnish such new employer with a copy of this Agreement or the relevant portions thereof.

               The covenants set forth in Sections 10 and 11 hereof are
      essential elements of this Agreement, constitute consideration on
      Executive's part for the Company's Agreement to enter into this
      Agreement and without Executive's agreement to comply with such covenants the Company would not have entered into this Agreement or employ or continue to employ Executive. Both parties hereto have been advised by their respective counsels of the meaning, reasonableness and propriety of such covenants, with specific regard to the nature of the Company's business.

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               Executive acknowledges and agrees that the separate and distinct promises in this Agreement are reasonable and necessary in order to promote the legitimate business interests of the Company, that any violation would result in irreparable harm to the Company and the enforcement of a remedy by way of injunction or otherwise would not prevent Executive from earning a living.

               Executive's covenants in Sections 10 and 11 are independent covenants and the existence of any claim by Executive against the
      Company under this Agreement or otherwise will not excuse Executive's breach of any covenant in Section 10 or 11.

          12. Miscellaneous.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof, and without regard to the location of Executive's residence or place of employment.

               (b) Arbitration. Except as otherwise set forth in this Agreement with respect to the obtaining of any injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in New York and conducted in accordance with the commercial arbitration rules of the American
          Arbitration Association ("AAA") in effect at the time of the arbitration before a single arbitrator appointed by the President of the AAA; provided that such arbitrator shall be an expert in the field of finance and shall not have had any previous dealings or relationships with either party.

               (c) Entire Agreement. This Agreement contains the entire
          understanding of the parties with respect to the employment of
          Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

               (d) Waiver. The failure of a party to insist upon strict
          adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and
          enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               (f) Assignment. This Agreement shall not be assignable by
          Executive. This Agreement may be assigned by the Company to a company which is a

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          successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the
          Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

               (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

               (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by facsimile or United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier service addressed to the respective addresses set forth on the execution page of this
          Agreement or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If delivery is by facsimile:

                  If to the Company, at 212-523-0585

                  If to Executive, at 714-538-5754.

               (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               (j) Survival. The provisions of Section 8,10, 11 and 12(b) shall survive the expiration or termination of this Agreement regardless of the reason or reasons therefor.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                              /s/ Richard P. Trotter
                                              ----------------------
                                              Richard P. Trotter

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                                              SPARTA COMMERCIAL SERVICES, INC.

                                              By: /s/ Anthony L. Havens
                                                  ---------------------
                                                  Name: Anthony L. Havens
                                                  Title: Chief Executive Officer